Registration No. xx-xxxx

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         Eagle Food Centers, Inc.
        (Exact name of registrant as specified in its charter)

                   Delaware						   		        36-3548019
      (State or other jurisdiction of        (IRS Employer
       incorporation or organization)						Identification No.)

        Rt. 67 & Knoxville Rd., Milan, IL					   61264
    (Address of Principal Executive Offices)					(Zip Code)

   Eagle Food Centers, Inc. 401(k) Plan For Collectively Bargained Employees
                         (Full title of the plan)

     Herbert T. Dotterer, Rt. 67 & Knoxville Rd., Milan, IL  61264
                (Name and address of agent for service)
                             (309) 787-7730
       (Telephone number, including area code, of agent for service)

Copy to:
      David B. VanSickel, 666 Walnut, Suite 2500, Des Moines, Iowa  50309
                           (Name and address)
                            (515) 288-2500
                           (Telephone number)

Calculation of Registration Fee

                                       Proposed          Proposed       Amount of
Title of securities  Amount to be  maximum offering  maximum aggregate  registration
to be registered      registered   price per share   offering price       fee
Common Stock,         1,000,000       $4.00(1)         $4,000,000        $1,212.12
$.01 par value          shares
per share

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herin.

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act based on the last sale price of the Common Stock on January 24, 1997.

PART II


INFORMATION REQUIRED IN THE REGISTRATION
STATEMENT

Item 3.  Incorporation of Documents by Reference.

	The documents listed in (a) through (c) below are incorporated by reference in the registration statement; all documents subsequently filed by the registrant or the Eagle Food Center, Inc. 401(k) Plan For Collectively Bargained Employees (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

	(a)	The registrant's annual report on Form 10K for the fiscal year ended February 3, 1996 filed pursuant to Section 13(a) of the Exchange Act.

	(b)	The registrant's quarterly reports on Form 10Q for the first, second and third quarters for the fiscal year ending February 1, 1997 filed pursuant to Section 13(a) of the Exchange Act.. The registrant has not filed any other reports pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant documents referred to in (a) above.

	(c)	The description of common stock contained in the registration statement filed with the Commission on Form 8-A under Section 12 of the Exchange Act, on July 14, 1989.

Item 4.  Description of Securities.

	Refer to response to Item 3(c) above.

Item 5.  Interests of Named Experts and Counsel.

	None.

Item 6.  Indemnification of Directors and Officers.

	Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

	The Company's Certificate of Incorporation also provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

	The Bylaws of the Company contain provisions to the effect that each director, officer and employee of the Company shall be indemnified by the Company against liabilities and expenses in connection with any legal proceeding to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the Company or of any other organization at the request of the Company. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel or by stockholders), that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

	The Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

Item 7.  Exemption from Registration Claimed.

	Not applicable.

Item 8.  Exhibits.

	4.3	Eagle Food Centers, Inc. 401(k) Plan For Collectively Bargained
Employees.

	23.	Consent of Deloitte & Touche LLP.

	The registrant undertakes to submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.

	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section 10(a) (3) of
the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising
after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

		(iii)	To include any material information with respect to the
plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Milan, and the State of Illinois, on this 28th day of January, 1997.




Date:      January 28, 1997        REGISTRANT:
                                   EAGLE FOOD CENTERS, INC.

                                   By: \s\
                                   Robert J. Kelly, President, Chief Executive
                                   Officer and Director

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Date:      January  28, 1997       Martin J. Rabinowitz
                                   Chairman of the Board and Director

Date:      January  28, 1997       Robert J. Kelly, President, Chief Executive
                                   Officer and Director

Date:      January 28 , 1997       Herbert T. Dotterer
                                   Senior Vice President-Finance and
                                   Chief Financial and Accounting Officer,
                                   Director and Secretary

Date:      January 28, 1997        Pasquale V. Petitti, Director

Date:      January 28, 1997        Steven M. Friedman, Director

Date:      January 28, 1997        Alain M. Oberrotman, Director

Date:      January 28, 1997        Michael J. Knilans, Director

Date:      January  28, 1997       William J. Snyder, Director

Date:      January 28, 1997        Peter B. Foreman, Director

Date:      January 28, 1997        Marc C. Particelli, Director

	Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on
January 28, 1997.




Date:      January 28, 1997        PLAN:
                                   EAGLE FOOD CENTERS, INC. 401(k) PLAN
                                   FOR COLLECTIVELY BARGAINED
                                   EMPLOYEES

                                   By:  LASALLE NATIONAL BANK, Trustee


                                   By:________________________________
                                      ____________________________

EXHIBIT INDEX



Exhibit                             						Consecutive
                                 									Page Number

4.3 	Eagle Food Centers, Inc. 401(k) Plan
    	For Collectively Bargained Employees			    10


23.	 Consent of Deloitte & Touche LLP				       63